Exhibit 99.1
FRANK E. MACHER RETIRES FROM TENNECO INC. BOARD OF DIRECTORS
Lake Forest, Illinois, October 13, 2010 – Tenneco Inc. (NYSE:TEN) today announced that Frank E. Macher, 69, is retiring from the company’s board of directors, effective as of today’s board meeting. Macher has served on Tenneco’s Board since July 2000.
“On behalf of Tenneco shareholders, employees and my fellow board members, I want to thank Frank for his more than 10 years of outstanding service on the Tenneco board,” said Gregg Sherrill, chairman and CEO, Tenneco Inc. “His industry expertise and counsel proved extremely beneficial in helping guide our growth and strengthen Tenneco’s position as a leading, tier-one vehicle supplier globally.”
Macher, who has spent more than 44 years in the automotive industry, recently was named executive chairman of Continental Structural Plastics, a privately held automotive components company based in Troy, Mich. He is also chief executive officer of Ceres Group LLC, an automotive components investment and consulting firm he co-founded in 2008.
He served as president and chief executive officer and as a member of the board of directors of Collins & Aikman Corporation, a global supplier of motor vehicle parts, from July 2005 through January 2007. Previously, he was chief executive officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts, from January 2001 to July 2003, and chairman of Federal Mogul from October 2001 to his retirement in January 2004. From June 1997 to his retirement in July 1999, Macher served as president and chief executive officer of ITT Automotive, an automotive components supplier. For thirty years, from 1966 to his retirement in 1996, Macher was with Ford Motor Company, ultimately serving as vice president and general manager of the Automotive Components Division.
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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Contacts:
Jane Ostrander	Linae Golla
Media inquiries	Investor inquiries
847 482-5607	847 482-5162
jostrander@tenneco.com	lgolla@tenneco.com